Exhibit 10.36

WAIVER

This WAIVER (this “Waiver”), dated as of December 14, 2010, is entered into by and between Agman Louisiana Inc. (f/k/a Westway Holdings Corporation), a Delaware corporation (the “Preferred Stockholder”) and Westway Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Amended and Restated Certificate of Incorporation (as defined below).

RECITALS

WHEREAS, the Preferred Stockholder is the holder of 30,886,830 shares of the Company’s Series A Perpetual Convertible Preferred Stock, par value $.0001 per share (the “Preferred Stock”), 12,181,818 shares of which are held in escrow pursuant to the Stock Escrow Agreement (the “Escrowed Shares”);

WHEREAS, the terms and conditions of the Preferred Stock and certain rights of the holders of the Preferred Stock are set forth in the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”);

WHEREAS, from time to time prior to May 1, 2011, the Company intends to use up to an aggregate of $2 million to repurchase up to an aggregate of 500,000 shares of its Common Stock at a purchase price of no more than $5.00 per share (the “Proposed Repurchases”); and

WHEREAS, in connection with the foregoing, the Company has requested from the Preferred Stockholder a limited waiver of its compliance with the negative covenants set forth in the Amended and Restated Certificate of Incorporation.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Limited Waiver. Solely in connection with the transactions contemplated by the Proposed Repurchases, the Preferred Stockholder hereby waives the Company’s compliance with the negative covenants set forth in the Amended and Restated Certificate of Incorporation, including those set forth in Section 4.3.1.3.6.2.(B).

2. Issuance of Preferred Stock.

(a) In consideration for the granting of the limited waiver by the Preferred Stockholder pursuant to Section 1 above, the Company hereby agrees to issue additional shares of Preferred Stock (the “Additional Preferred Stock”) to the Preferred Stockholder as follows:

(i) On or shortly following January 1, 2011, 1,229,932 shares of Preferred Stock, which includes shares which may be deemed issued under Section 3 below) based on a valuation of $5.50 per share of Preferred Stock, which the parties hereto hereby agree shall constitute payment in full for any and all outstanding accrued but unpaid Base Dividends through December 31, 2010;

(ii) On or shortly following March 31, 2011, 200,876 shares of Preferred Stock (which includes shares which may be deemed issued under Section 3 below), which the parties hereto hereby agree shall constitute payment in full for any and all outstanding accrued but unpaid Base Dividends on (A) the shares of Preferred Stock held by the Preferred Stockholder as of the date hereof and (B) the shares of Additional Preferred Stock received pursuant to clause (i) above for the period January 1, 2011 through March 31, 2011; and

(iii) On or shortly following May 1, 2011, 69,623 shares of Preferred Stock (which includes shares which may be deemed issued under Section 3 below), which the parties hereto hereby agree shall constitute payment in full for any and all outstanding accrued but unpaid Base Dividends on (A) the shares of Preferred Stock received pursuant to clauses (i) and (ii) above for the period April 1, 2011 through May 1, 2011.

(b) The shares of Additional Preferred Stock shall have the same terms and conditions as the shares of Preferred Stock outstanding on the date hereof and shall accrue the Base Dividend from and including the respective issuance date for such shares of Additional Preferred Stock until May 28, 2016, the seventh anniversary of the Closing.

(c) The Preferred Stockholder hereby agrees that the issuance by the Company of the shares of Additional Preferred Stock pursuant to this Waiver satisfies the Company’s obligation to pay any Base Dividend (in cash or otherwise) with respect to the Preferred Stock for the periods indicated.

3. Escrowed Shares. The Company shall work in good faith to issue shares of Additional Preferred Stock on the Escrowed Shares. If the Company cannot issue shares of Additional Preferred Stock on the Escrowed Shares, then the issuances of Additional Preferred Stock in Section 2 above will be adjusted accordingly, but to preserve the economic benefit to the Preferred Stockholder of the arrangements set forth herein, upon the release of the Escrowed Shares from escrow, in whole or in part, the Company shall be deemed to have issued the following in the aggregate with respect to such Escrowed Shares: (a) 485,087.26 shares of Preferred Stock on or shortly following January 1, 2011, (b) 79,225.83 shares of Preferred Stock on or shortly following March 31, 2011, and (c) 27,459.43 shares of Preferred Stock on or shortly following May 1, 2011. Any shares of Preferred Stock deemed issued with respect to the Escrowed Shares shall accrue the Base Dividend (and any other dividends or distributions with respect to the Preferred Stock) from and including the deemed issuance date for such shares until May 28, 2016, the seventh anniversary of the Closing. The shares of Additional Preferred Stock issued or deemed issued pursuant to Sections 2 and 3 hereof shall have identical rights to the shares of Preferred Stock already in issue.

4. Ratification of Amended and Restated Certificate of Incorporation. Except as herein specifically agreed, the Amended and Restated Certificate of Incorporation is hereby ratified and confirmed and shall remain in full force and effect according to its terms. Each of the Company and the Preferred Stockholder acknowledge and consent to the waivers set forth herein and agrees that this Waiver does not impair, reduce or limit any of its obligations under the Amended and Restated Certificate of Incorporation.

5. Base Dividends. The Company agrees to begin negotiations in good faith with the lenders under the Company’s revolving credit facility in the first quarter of 2011 in order to permit the Company to pay some percentage of the Company’s retained earnings or net income in the year of payment as a dividend on the Preferred Stock. In the event the Company’s lenders allow the payment of such dividends, subject to applicable law and the fiduciary duties and other responsibilities of the Company’s Board of Directors (“Board”), the Board will pay a quarterly dividend in cash on the Preferred Stock (other than with respect to the Escrowed Shares).

6. Authority/Enforceability. Each of the Company and the Preferred Stockholder represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Waiver.

(b) This Waiver has been duly executed and delivered by such person and constitutes such person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is require din connection with the execution, delivery or performance by such person of this Waiver.

(d) The execution and delivery of this Waiver does not (i) violate, contravene or conflict with any provision of its organizational documents, or (ii) violate, contravene or conflict with any other law, regulation, order, writ, judgment, injunction or decree applicable to it.

7. Counterparts/Telecopy. This Waiver may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Waiver by telecopy or pdf shall be effective as an original and shall constitute a representation that an original shall be delivered promptly upon request.

8. GOVERNING LAW. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the date first above written.

AGMAN LOUISIANA INC.

By:	/s/ Ian Falshaw
Name:	IAN FALSHAW
Title:	VICE PRESIDENT OF FINANCE

WESTWAY GROUP, INC.

By:	/s/ Thomas A. Masilla, Jr.
Name:	Thomas A. Masilla, Jr.
Title:	CFO